Exhibit 10.36

DATED 12 December 2013

ENDEAVOUR ENERGY UK LIMITED

- and -

SAND WAVES S.A.

____________________________________________________________

DEED OF GRANT OF A PRODUCTION PAYMENT
in respect of

United Kingdom Continental Shelf
Seaward Production Licence P.1615 (Block 15/26c) and Seaward Production Licence P.226 (Block 15/27 Area E) (the Rochelle Field)

____________________________________________________________

TABLE OF CONTENTS

TABLE OF CONTENTS

DEFINITIONS AND INTERPRETATIONS	1
GRANT OF PRODUCTION PAYMENT	7
SALE AND PAYMENT	8
TAX	10
MAINTENANCE OF THE LICENCES AND CONDUCT OF OPERATIONS	13
RIGHT TO AUDIT	13
MEASUREMENT METHODS	14
DEVELOPMENT	14
CONFIDENTIALITY	14
NOTICES	14
ASSIGNMENT	14
GOVERNING LAW AND JURISDICTION	15
EXPERT DETERMINATION	15
GENERAL	15

DEED OF GRANT DATED 12 December 2013

BETWEEN:

(1)ENDEAVOUR ENERGY UK LIMITED, a company incorporated in England and Wales (registered number 05030838) whose registered office is at 33rd Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE (the "Grantor"); and

(2)SAND WAVES S.A., a  public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 40 Avenue Monterey, L-2163 Luxembourg, Luxembourg, having a share capital of US$50,000 and being registered with the Luxembourg trade and companies register under number B 28.967 (the "Grantee").

RECITALS:

(A)The Grantor has agreed to grant to the Grantee the Production Payment with respect to the proceeds of sale of any and all Petroleum produced from the area covered by the Subject Interests on and subject to the following terms and conditions.

(B)The Grantor received the written approval of the Secretary to enter into this Agreement and grant the Production Payment on 9 August 2013.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATIONS
1.1	In this Agreement, save where the context otherwise requires, the following words and expressions have the following meanings:

“Agreement” means this deed of grant of a production payment between the Parties, including the Schedules.

“Available Production” for each Relevant Period, Petroleum produced and saved during such Relevant Period from all wells situated on, produced from or allocated to the Subject Interests and to which the Grantor is entitled as at the date of this Agreement or such lesser percentage interest share as may be held by the Grantor from time to time after deduction of Petroleum which: (i) may be used in the conduct of operations during such Relevant Period; or (ii) is produced from a well pursuant to a non-consent provision in which the Grantor has not elected to participate; or (iii) is required to be delivered during such Relevant Period to persons under the forward sale, prepayment or similar arrangements entered into by the Grantor in accordance with Clause 3.7(a).

“Blocks” means Block 15/26c of Licence P.1615 and Block 15/27 Area E of Licence P.226.

“BTU” means British Thermal Unit.

“Business Day”  means any day (other than a Saturday, Sunday or public holiday) on which banks in the City of London, United Kingdom and in New York, New York, USA are generally open for business.

“Code” has the meaning specified in Clause 4.16.

“Contest” has the meaning specified in Clause 4.4.

“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between Dollars and Pound Sterling as quoted on Bloomberg on the Relevant Date or, if no such rate is quoted, the rate quoted by an authorised dealer of foreign exchange to be selected by the Grantor and approved by the Grantee.

“CPDI Regulations” has the meaning specified in Clause 4.16.

“Current Market Value” means the volume weighted average price (whether fixed or floating) per barrel or BTU actually received by the Grantor at the point of sale for its share of production and sold from its share of Petroleum allocated to the Subject Interests for the Relevant Period, provided that:

(a)	the relevant contract or other agreement was negotiated and agreed to on an open market, arm’s length basis;
(b)	the said price actually received shall be reduced by an appropriate share of customary marketing fees and be net of VAT or similar Tax due out of the proceeds of such Petroleum sales; and
(c)

the price per barrel or BTU received by the Grantor under any forward sale, pre-payment or other similar arrangements entered into in accordance with this Agreement or under any financial hedge shall be disregarded for the purposes of the foregoing calculation.

Where any amount received by the Grantor is not denominated in Dollars, these shall be translated at the Conversion Rate on the Relevant Date, or where the Relevant Date is not a Business Day, on the next Business Day after the Relevant Date.

“DECC Measurement Guidance” means the Department for Energy & Climate Change Guidance Notes for Petroleum Measurement in force from time to time.

“Deficiency Amount” for a Relevant Period, means the aggregate amount of any Shortfalls outstanding from any prior Relevant Periods plus all amounts owing pursuant to Clauses 4.1, 4.6 and 4.8(c) of this Agreement and Clause 10 of the Sale and Purchase Agreement, which shall be multiplied by nine point seven five per cent. (9.75%)  per annum accruing on such Deficiency Amount either (i) with respect to any shortfall, the Settlement Date on which such Deficiency Amount would have been paid had the Target Dollar Amount been reached; or (ii) with respect to any amount owing pursuant to Clauses 4.1, 4.6 and 4.8(c) of this Agreement and Clause 11 of the Sale and Purchase Agreement, the date on which such amount became due and payable in accordance with the terms of this Agreement or the Sale and Purchase

Agreement (as applicable), in each case up to the date on which such Deficiency Amount is no longer outstanding.

“Dispute” has the meaning specified in Clause 12.2.

“Dollars” or “$” means the legal tender of the United States of America.

“Effective Date” means the date of this Agreement.

“Encumbrances” means all liens, charges (whether fixed or floating), farm-in or earn-in rights, royalty interests, pledges, options, net profit interests, rights of pre-emption, mortgages or other similar third party rights securing any obligation of any person or any other type of preferential arrangement having similar effect.

“Equivalent” means, on the date on which any forward sale, prepayment or other similar arrangement is made pursuant to Clause 3.7 and denominated in a currency other than Dollars, the amount of such currency that is equal to twenty five million Dollars ($25,000,000), calculated at the close spot mid-trade composite (London) rate for a transaction between Dollars and such currency as quoted on Bloomberg on such date or, if no such rate is quoted, the rate quoted by an authorised dealer of foreign exchange to be selected by the Grantor and approved by the Grantee.

“Existing Security” means the security created pursuant to the following security documents:

(a)	a debenture dated 12 April 2012 between the Grantor and Cyan Partners, LP and a supplemental agreement relating to the debenture dated 31 May 2012 between the Grantor and Cyan Partners, LP;
(b)	the English security agreement entered into between the Grantor and Cidoval S.à r.l. originally dated 30 April 2013 and subsequently amended and restated on 21 May 2013; and
(c)	the Deed of Reassignment and Charge entered into between the Grantor and MC Admin Co LLC dated as of 29 August 2013.

in each case, as amended, restated, modified and/or supplemented from time to time.

“Maximum Percentage” means:

(a)	forty per cent (40%) of Available Production for the period through and including the first six (6) Settlement Dates;
(b)	and for the period thereafter:
(A)	if the Second Consent has not been obtained on or before the Second Consent Deadline Date, fifty per cent. (50%) of Available Production; and

(B)	if the Second Consent has been obtained on or before the Second Consent Deadline Date, ninety per cent. (90%) of Available Production,

in each case being the maximum percentage of Available Production to which the Grantee shall be entitled for each Relevant Period.

“MC Admin Co LLC” means MC Admin Co LLC, a limited liability company incorporated and registered in the State of Delaware.

“New Pearl Reimbursement Agreement” has the meaning given to such term in the Security Agreement (as defined in the Sale and Purchase Agreement).

“Party” or “Parties” means a party or parties to this Agreement.

“Payee” has the meaning specified in Clause 4.11.

“Payor” has the meaning specified in Clause 4.11.

“Permitted Encumbrances” means the following:

(a)Encumbrances arising under the Licence Interest Documents;

(b)liens for taxes and royalties payable to HMRC pursuant to or in connection with a Licence;

(c)      repairmen’s, mechanic’s, contractor’s or other similar liens or charges arising in the ordinary course of business;

(d)Existing Security; and

(e)  Encumbrances arising under the Production Payment Security Documents.

“Petroleum” has the meaning ascribed to it under the Licences.

“Pound Sterling” or “£” means the legal tender of the United Kingdom of Great Britain and Northern Ireland.

“Production Payment” has the meaning ascribed to it in Clause 2.1.

“Production Payment Percentage” for each Relevant Period, means a percentage of Available Production for such Relevant Period up to the Maximum Percentage, which shall be calculated as follows:

{(Target Dollar Amount for the Settlement Date falling immediately following such Relevant Period + Deficiency Amount) / Current Market Value } * 100

Available Production

as may be adjusted in accordance with Clauses 4.1, 4.6, and 4.8(c) of this Agreement and Clause 10.12 of the Sale and Purchase Agreement.

“Production Payment Security Documents” means the documents listed in paragraphs (b) to (e) (inclusive) of the definition of “Completion Documents” set out in the Sale and Purchase Agreement.

“Purchase Price” means the aggregate of the Purchase Price (as defined in the Sale and Purchase Agreement), and any other further payments from time to time made by the Grantee to the Grantor in consideration for an increase in the value of the Production Payment.

“Relevant Date” means the date on which a payment is actually received by the Grantor in respect of its share of Petroleum allocated to the Subject Interests.

“Relevant Period” means a period up to but not including a Settlement Date. For the avoidance of doubt, the first Relevant Period shall be the period from and including the Effective Date up to but not including the first Settlement Date, with the following Relevant Period being from and including the first Settlement Date up to but not including the next Settlement Date.

“Relevant Schedule” means:

(a)	from the date hereof until the Second Consent Deadline Date, Schedule 2,
(b)	on and from the Second Consent Deadline Date:
(i)	if the Second Consent has been obtained pursuant to Clause 2.8, Schedule 2;
(ii)	if the Second Consent has not been obtained pursuant to Clause 2.8, Schedule 2A.

“Revolving Credit Agreement” has the meaning given to such term in the Security Agreement (as defined in the Sale and Purchase Agreement).

“Sale and Purchase Agreement” means the sale and purchase agreement between the Parties dated 12 December 2013.

“Second Consent” has the meaning given to it in Clause 2.8.

“Second Consent Deadline Date” means the date falling thirty (30) days after the Completion Date.

“Secretary” means the Secretary of State for Energy & Climate Change, or any other person discharging the function of the Secretary of State in respect of the Licences.

“Settlement Date” means:

(a)	from the date hereof until the Second Consent Deadline Date, each date set out in Schedule 1 as “Settlement Dates”,
(c)	on and from the Second Consent Deadline Date:

(i)	if the Second Consent has been obtained pursuant to Clause 2.8, each date set out in Schedule 1 as “Settlement Dates”; and
(ii)	if the Second Consent has not been obtained pursuant to Clause 2.8, each date set out in Schedule 1A as “Settlement Dates”; and
(d)

only to the extent that there exists a Deficiency Amount following the final Settlement Date referred to in paragraph (a) or (b) (as applicable) above, each succeeding 31 March, 30 June, 30 September and 31 December thereafter until such time as the Deficiency Amount is reduced to zero.

“Shortfall” means an amount, if any, by which the proceeds from the sale of Petroleum for a Relevant Period delivered to the Grantee is less than the Target Dollar Amount for such Relevant Period.

“Subsidiary”  has the meaning given to such term in the Revolving Credit Agreement.

 “Target Dollar Amount” shall:

(a)

for each Settlement Date specified in paragraph (a) or (b) (as applicable) of such definition, means the Dollar Amount set out next to the relevant Settlement Date in Schedule 1 or, if the Second Consent has not been obtained on or prior to the Second Consent Deadline Date, Schedule 1A, next to the relevant Settlement Date; and

(d)	for each Settlement Date set out in paragraph (c) of such definition, be deemed to be zero.

“Tax Assessment” has the meaning specified in Clause 4.4.

“Termination Amount” means the amount specified as the “Termination Amount” in Schedule 1 or,  if the Second Consent has not been obtained on or prior to the Second Consent Deadline Date, Schedule 1A.

“Unpaid Amount” has the meaning specified in Clause 3.2.

“VAT” means value added tax imposed under the Value Added Tax Act 1994.

1.2	Unless otherwise defined herein, capitalised terms shall have the meaning attributable to such terms in the Sale and Purchase Agreement.
1.3	All references to Clauses, Schedules and Recitals are, unless otherwise expressly stated, references to clauses and schedules of and recitals to this Agreement.
1.4	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect the meaning or construction of this Agreement.
1.5	Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.6

Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders, and references to persons shall include natural persons, bodies corporate, unincorporated associations, partnerships, government or state (whether or not having separate legal personality).

1.7

Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may have been amended, supplemented and/or novated from time to time.

1.8	In the event of any inconsistency between the main body of this Agreement and the Sale and Purchase Agreement in respect of the subject matter hereof, this Agreement shall prevail.
1.9	References in this Agreement to the words "include", "including" and "other" shall be construed without limitation.
2.	GRANT OF PRODUCTION PAYMENT
2.1

In consideration for receipt of the Purchase Price, as of and from the Effective Date the Grantor hereby grants to the Grantee a production payment equal to the Production Payment Percentage of the proceeds of the sale of Available Production from the Subject Interests (the “Production Payment”), free and clear of any and all Encumbrances (except the Permitted Encumbrances) and all costs, expenses and deductions whatsoever, including all development, production, operational and Decommissioning Liabilities.

2.2

As and when the aggregate Production Payment paid by the Grantor to the Grantee in free and clear funds equals the Termination Amount, no Deficiency Amount is outstanding and no other amount is due and payable or will become due and payable on the last day of the current Relevant Period under or in connection with this Agreement or the production of Petroleum permanently ceases from the Subject Interests (whichever is the earlier), the rights and obligations under this Agreement shall immediately cease and determine and any and all security or credit support arrangements entered into in connection with this Agreement shall also cease and determine.

2.3

For the avoidance of doubt, the Production Payment is a non-operating, non-expense and non-recourse bearing right and interest which does not include, is not subject to, and does not carry with it, any obligations, liabilities or burdens in relation to the Licences, the Rochelle UUOA or the Subject Interests other than as expressly set out in this Agreement and the Sale and Purchase Agreement.

2.4

The Grantee shall look solely to the proceeds from the sale of Available Production attributable to the Production Payment Percentage under this Agreement for satisfaction and discharge of all amounts due pursuant to such Production Payment, and the Grantor shall not be personally liable for the payment and discharge thereof.

2.5	Nothing in Clause 2.4 above, shall:

(a)

relieve the Grantor of its liability to account to the Grantee for the Production Payment Percentage of the proceeds of sale of Available Production which the Grantor received from the sale of such Available Production and which the Grantor fails to deliver to the Grantee in accordance with this Agreement;

(b)

relieve the Grantor of any obligation to respond in damages for breach of any of the warranties, covenants or other obligations set out in this Agreement and agreements entered into in connection herewith;

(c)	relieve the Grantor of its liability to make direct payment to the Grantee of any and all amounts falling due under and in accordance with Clause 3.2; and
(d)

shall prevent the Grantee from being able to enforce its security in accordance with the terms of the Production Payment Security Documents and to look to the proceeds of such security for satisfaction and discharge of any and all amounts owing hereunder and in connection herewith, subject to the principle in Clause 2.4 that the Grantee shall only be entitled to enforce the security in order to recover amounts with respect to the proceeds from the sale of Available Production attributable to the Production Payment Percentage to which it would have been entitled under this Agreement.

2.6	The Production Payment on Petroleum produced and saved from or allocated to the Subject Interests shall not be taken in kind by the Grantee and shall be payable only in money.
2.7	All payments made pursuant to the terms of this Agreement, whether in respect of a Production Payment or otherwise, shall be made in Dollars.
2.8

The Grantor shall use reasonable efforts to procure the written approval of the Secretary for the terms of the Production Payment to permit the maximum percentage of Available Production to which the Grantee shall be entitled pursuant to the terms of this Agreement, for all periods following the sixth (6th)  Settlement Date, to equal ninety per cent. (90%) of Available Production (the “Second Consent”). The Grantor shall promptly deliver to the Grantee the request for the Second Consent and the response from the Secretary and any other written correspondence between the Secretary and the Grantor related to the Second Consent.

3.	SALE AND PAYMENT
3.1

With effect on and from the date hereof, the Grantor will be responsible for the marketing and sale of Available Production attributable to the Production Payment at the Current Market Value and the Grantor will disburse to the Grantee an amount equal to the sale proceeds thereof multiplied by the Production Payment Percentage to be paid within twenty (20) days after the end of each Relevant Period, provided that a sale has been made in such Relevant Period, by wire transfer to such account as shall be notified in writing by the Grantee to the Grantor.

3.2	If the Grantor fails to pay any amount payable by it in accordance with Clause 3.1 above on its due date (the “Unpaid Amount”), it shall become liable to pay forthwith 8 an additional amount equivalent to 2% (two per cent.) per annum on such Unpaid Amount, payable quarterly in arrears.
3.3

At the time of payment, the Grantor shall provide to the Grantee a detailed statement showing the quantity and kind of Petroleum produced from or allocated to the Subject Interests in the Relevant Period, the Current Market Value and the Conversion Rates, together with a calculation of the Production Payment for such Relevant Period and any other information that the Grantee and/or the Grantor shall deem reasonably necessary to confirm the Grantee's entitlement.

3.4

The Grantor shall ensure that all proceeds it receives from or in connection with the sale of its share of Petroleum allocated to the Subject Interests for each Relevant Period is deposited directly by the relevant contract counterparties into the applicable Rochelle Payment Account.

3.5

If the Grantor shall wish to sell any Petroleum attributable to the Production Payment for less than the Current Market Value, the Parties shall agree upon the fair market value at which such Petroleum may be sold and such fair market value shall be adopted (and shall replace the Current Market Value) for the purposes of quantifying the Production Payment relating to such Available Production.

3.6

If the Parties are unable to agree upon the fair market value or on a mechanism for determining the same pursuant to Clause 3.5 within seven (7) days, the matter may be referred by the Grantee to an independent expert pursuant to Clause 13, provided that in making such determination the independent expert will have regard to the principle that the Grantee should not be required to accept any price or mechanism if and to the extent that the application of the same would result in the Grantee receiving a lower price for the Production Payment than would otherwise have been the case if the same were sold on an open market, arm's length basis.

3.7

The Parties hereby agree that the Grantor shall be entitled to enter into any forward sale, pre-payment or other similar arrangements without the prior consent of the Grantee provided that at any one time the aggregate Dollar value, based on the price actually payable under the relevant transaction, of all Petroleum required to be delivered by the Grantor to counterparties and outstanding under all such forward sale, pre-payment or other similar arrangements shall not be in excess of:

(a)	twenty-five million Dollars ($25,000,000) or, without duplication, the Equivalent in aggregate in respect of the Subject Interests; and
(b)	twenty-five million Dollars ($25,000,000) or, without duplication, the Equivalent in aggregate in respect of the other assets of the Grantor,

at any one time other than with the prior written consent of the Grantee.

4.	TAX

Tax indemnity

4.1

Subject to Clause 4.2, if the Grantee suffers a UK tax liability as a result of entering into the Sale and Purchase Agreement or the transactions contemplated by this Agreement, the Grantor shall indemnify the Grantee for such UK tax liability (including any interest and penalties), such indemnity to be satisfied by way of an increase in the Production Payment Percentage so that, overall, the Grantee is in no better or worse position than it would have been had no such UK tax liability been imposed.

4.2	Clause 4.1 above shall not apply:
(a)	to the extent the Tax liability arises as a result of:
(i)	the Grantee being resident for tax purposes in the UK; or
(ii)	the Grantee having a permanent establishment in the UK (other than a permanent establishment which arises solely as a result of the transactions contemplated by this Agreement); or
(iii)	the Grantee becoming resident for tax purposes in any jurisdiction other than Luxembourg other than as a result of the capitalisation or capital structure of the Grantee; or
(b)	to the extent the tax liability would not have arisen had the Grantee complied with its obligations under Clause 4.12 or Clause 4.13.
4.3

Any increase in the Production Payment Percentage pursuant to Clause 4.1 shall be satisfied on the Settlement Date immediately following the date on which the tax in question becomes recoverable by HMRC.

4.4

In the event the Grantor is required to indemnify the Grantee pursuant to Clause 4.1, the Grantee shall take such action, at the sole cost and expense of the Grantor, as the Grantor may reasonably request to avoid, dispute, resist, appeal, compromise or defend any assessment (a “Contest”) of the Grantee to tax by HMRC (the “Tax Assessment”).  The Grantor shall have the right to control any proceedings taken in connection with the Tax Assessment and agrees to pay directly to the taxing authority any required payments of tax, interest and penalties that are required to be paid in connection with, or as a precondition to, such Contest. The Grantee shall provide the Grantor with copies of all correspondence and documentation relating to the Tax Assessment and such other information, assistance and access to records and personnel as it reasonably requires.  The Grantee shall procure that no tax claim, action or issue in respect of which the Grantor could be required to make a payment under this Agreement is settled or otherwise compromised without the Grantor’s prior written consent (not to be unreasonably withheld).

4.5	Notwithstanding the foregoing, the Grantee shall not be required to Contest or continue any Contest of a Tax Assessment if:

(a)	the Grantee considers (acting reasonably) that it will not be properly reimbursed for costs and expenses already incurred in connection with the Contest of such Tax Assessment;
(b)

the Grantor has not furnished the Grantee with written advice from a law firm practicing in relation to English law in form and substance reasonably satisfactory to the Grantee to the effect that there is a reasonable basis for the Contest; or

(c)	the Grantee considers, in its reasonable discretion, such Contest might materially prejudice it or any MC Admin Co LLC affiliated entity.
4.6

The Grantor shall indemnify the Grantee for its reasonable costs and expenses properly incurred in connection with any such action or proceedings as are referred to in Clause 4.4, such indemnity to be satisfied by way of an increase in the Production Payment Percentage.

Withholding tax and gross up

4.7	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.
4.8	Subject to Clause 4.10, if the Grantor becomes aware that any deduction or withholding is required by law from any payment under this Agreement, then:
(a)	the Grantor shall notify the Grantee of the requirement to deduct or withhold an amount;
(b)	the Grantor and the Grantee shall use reasonable endeavours so that payment can be made without such a withholding or deduction;
(c)

in the event a withholding or deduction is required, the Grantor and the Grantee shall agree to increase the Production Payment Percentage so that, overall, the Grantee is in no better or worse position than it would have been had no withholding or deduction been imposed.

4.9

To the extent that any deduction or withholding in respect of which an additional amount has been paid under Clause 4.8 above results in the Grantee obtaining a relief (all reasonable endeavours having been used to obtain such relief), the Grantee shall pay to the Grantor, within ten (10) Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under Clause 4.8. The Grantor, upon request of the Grantee, shall repay to the Grantee the amount paid to the Grantor pursuant to this Clause 4.9 (plus any interest, penalties or other charges imposed by the taxing authority) in the event that the Grantee is required to repay such relief.

4.10	Clause 4.8(c) shall not apply to the extent that the deduction or withholding would not have arisen but for an assignment by the Grantee of any of its rights under this Agreement.

FATCA

4.11

Any payor of an amount under this Agreement (the “Payor”), if requested by the payee of such amount (the “Payee”), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payor as will enable the Payor to determine whether or not the Payee is subject to United States backup withholding or information reporting requirements or obligations to deduct or withhold amounts required by sections 1471 to 1474 of the US Internal Revenue Code (or any associated regulations or other official guidance, or any treaty, law, regulation or other official guidance enacted in any other jurisdiction which facilitates the implementation of those sections).

Co-operation

4.12

The Parties shall co-operate in completing any procedural formalities which the Grantor concludes is necessary in relation to obtaining relief under any applicable double taxation treaty in relation to any payments made under this Agreement which are subject to UK taxation.

4.13

If requested by the Grantor, the Grantee shall use all reasonable endeavours to satisfy and maintain its tax residence for the purposes of any applicable double taxation treaty between the UK and the jurisdiction of incorporation of the Grantee, provided that the Grantee shall not be required to do so if it would cause financial loss for it, MC Admin Co LLC or any MC Admin Co LLC affiliated entity (unless the Grantor indemnifies the Grantee in respect of such loss). If the Grantee considers that maintaining its tax residence in such manner would cause such financial loss, the Grantee shall notify the Grantor.

VAT

4.14	All sums payable under or pursuant to this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT which shall be payable upon receipt of a valid VAT invoice.

General

4.15	Unless otherwise provided, each Party shall be responsible for reporting and discharging its own tax measured by the income, profit or gains of that Party.

Intention of the Parties

4.16

It is the intention of the Parties that the Production Payment be treated as “carve-out production payment” within the meaning of section 636(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and a “contingent payment debt instrument” that is subject to the “non-contingent bond method” within the meaning of Treasury Regulation Section 1.1275-4(b) (the “CPDI Regulation”).

Reporting

4.17	The “issue price”, “comparable yield” and “projected yield”, each as defined in the CPDI Regulation, are set forth in the Relevant Schedule.
4.18	Subject to Clause 2.4, the indemnities contained in this Agreement shall survive in full force for a period of six (6) years after the termination hereof in accordance with Clause 2.2.
5.	MAINTENANCE OF THE LICENCES AND CONDUCT OF OPERATIONS
5.1

The Grantor shall comply with all the covenants and conditions contained in the Licences and the JOAs and shall not exercise any right to surrender, determine, wholly relinquish, terminate or abandon the Subject Interests or sell, transfer or otherwise dispose of the whole or any portion of the Subject Interests other than with the prior consent of the Grantee (such consent not to be unreasonably withheld or delayed).

5.2

The Grantor shall take all reasonable and practical steps to enforce its rights and pursue any and all claims and remedies under the JOAs and in respect of the Licences and shall exercise its material discretions under the JOAs, all as a non-operator, consistent with good United Kingdom North Sea oil field practice.

5.3

To the extent that the Grantor is entitled to influence operations carried out in the relevant Blocks under the JOAs or the area covered by the Rochelle UUOA, the Grantor shall carry on (and shall cause the relevant operator under the JOAs to carry on) all operations in such areas diligently and in a good and workmanlike manner consistent with good United Kingdom North Sea oil field practice.  However, the nature and extent of such operations shall be determined by the Grantor at its sole discretion.

6.	RIGHT TO AUDIT
6.1

The Grantee shall have the right for a period of twelve (12) months after the end of each calendar year, during reasonable working hours, to audit those books and records maintained by the Grantor insofar as they relate to any matter or item required to determine the accuracy of any statements or payments made with respect to the Production Payment during the preceding calendar year.  Such audit shall be at the sole expense of the Grantee who shall give no less than thirty (30) days’ notice to the Grantor of its intention to conduct such an audit.

6.2	At the conclusion of the audit, the Parties shall use all reasonable endeavours to settle all or any issues arising from the audit within ninety (90) days after the conclusion of each audit.
6.3

The Parties shall have the right, on written notice given to the other Party, to refer for expert determination pursuant to Clause 13 any matters which cannot be resolved within such ninety (90) day period.

6.4

The Grantor shall, subject to all obligations of confidentiality to which is bound, including under the Licences and the JOAs, provide copies of the following to the Grantee as soon as reasonably practicable:

(a)	estimates of Available Production in the forthcoming month and expected prevailing market prices during said month;
(b)	material notices received from (i) the Secretary in relation to the Licences and (ii) any other participant under the JOAs; and
(c)	all information relating to any event or proceeding which is expected to (i) have a material adverse effect on the Subject Interests or (ii) cause a cessation in Available Production.
7.	MEASUREMENT METHODS
7.1

Subject to Clause 7.2, for the proper measurement of all Petroleum produced and saved from the Subject Interests, the Grantor shall use methods consistent with good oilfield practice as set out in the DECC Measurement Guidance.

7.2

The Grantor may use alternative techniques to those identified in the DECC Measurement Guidance provided that they can be shown to give a similar or greater level of accuracy and reliability and provided that the proposed method of measurement is acceptable to the Department for Energy & Climate Change.

8.	DEVELOPMENT

Save for the obligations of the Grantor expressly set out in Clauses 5.2 and 5.3, the Grantor shall be under no obligation to the Grantee to develop the Subject Interests or any part thereof or to produce Petroleum which may be within, upon or under the Subject Interests.

9.	CONFIDENTIALITY

The provisions of clause 8 of the Sale and Purchase Agreement shall be incorporated into this Agreement mutatis mutandis.

10.	NOTICES

The provisions of clause 11 of the Sale and Purchase Agreement shall be incorporated into this Agreement mutatis mutandis.

11.	ASSIGNMENT
11.1

Subject to Clause 11.2, neither Party may assign, or grant any Encumbrance (other than any Encumbrances granted by the Grantee to its investors) over or deal in any way with any of its rights under this Agreement, without the prior written consent of the other Party (such consent not to unreasonably withheld or delayed).

11.2

In the event that the Grantor sells, transfers or otherwise disposes of the whole or any part of the Subject Interests and such sale, transfer or disposal has been consented to by the Grantee pursuant to Clause 5.1, the Parties shall in good faith and using all reasonable endeavours agree upon a corresponding proportion of the rights, liabilities and obligations under this Agreement which shall be transferred to and assumed by the purchaser. The Grantee shall, without warranty or representation and at the expense of the Grantor, execute (i) such documents and agreements as may be required to novate the released obligations to the purchaser of the Subject Interests (or part thereof) and (ii) any and all necessary documents required to unconditionally release the Grantor and each of its Affiliates from any security or credit support obligations granted in connection with such released obligations, so that the Grantor can transfer the Subject Interests (or part thereof) to the purchaser free and clear of all Encumbrances.

12.	GOVERNING LAW AND JURISDICTION
12.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.2

Subject to Clause 13, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”) and the Parties agree that the courts of England are the most appropriate and convenient forum to settle Disputes and accordingly no Party will argue to the contrary.

13.	EXPERT DETERMINATION
13.1

In the event of a request for expert determination pursuant to either Clause 3.6 or Clause 6.3, each matter of dispute shall be finally resolved and determined by a mutually acceptable partner in the London office of a leading international firm of chartered accountants, which individual shall have not less than ten (10) years of experience in the United Kingdom North Sea oil and gas industry.  If the Parties are unable to agree such appointment within a period of thirty (30) days after the date of any referral by the relevant Party, then either Party may request in writing such appointment be made by the President for the time being of the Institute of Chartered Accountants for England and Wales.

13.2

Any such independent chartered account appointed hereunder shall act as an expert and not as an arbitrator.  The Parties shall cooperate fully with any such independent chartered accountant and for this purpose shall make available to such independent chartered accountant all such books, records and statements of account as he or she may reasonably require in order to reach a determination hereunder.  The decision of the independent chartered accountant shall be given in writing within sixty (60) days after the date of his or her appointment and, in the absence of fraud, mistake of fact or law or other manifest error, will be final and binding on the Parties.  The costs of the independent chartered accountant shall be borne by the Parties in such proportion as the independent chartered accountant shall determine and in the absence of such determination shall be borne equally.

14.	GENERAL
14.1	The Parties shall, from time to time and at all times, do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably 15 required by the other Party in order to fully perform and carry out the terms of this Agreement.
14.2	This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.
14.3	No supplement to or modification of any provision of this Agreement shall be binding unless executed in writing by each Party.
14.4

No waiver by either Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing.  Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

14.5

This Agreement, the Sale and Purchase Agreement and the Completion Documents replace and supersede any and all previous agreements, whether written or oral, between the Parties with respect to the Subject Interests insofar as such agreements pertain to the payment to the Grantee by the Grantor of the Production Payment.

14.6	Nothing in this Agreement shall be construed as creating a partnership, association or trust of any kind or as imposing any partnership duty, liability or obligation.
14.7

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.  If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

14.8

The operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded and no term of this Agreement is intended to be enforceable by any person who is not a party to this Agreement, notwithstanding that any such term of this Agreement may purport to confer, or may be construed as conferring any benefit on such person and irrespective of whether such person is identified in this Agreement.

14.9

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided, however, that none of the counterparts will be effective until both Parties have executed a counterpart hereof.

14.10

The Grantor shall, on demand, pay to the Grantee the amount of all costs and expenses (including legal fees) incurred by the Grantee in connection with the enforcement of or preservation of any rights under this Agreement.

14.11

If, at any time on or after the date of this Agreement, EIC, the Grantor or any of their Subsidiaries grants or has granted security over any of their respective rights, interests or property to secure the Seller’s Grantor’s obligations under the Revolving Credit Agreement and/or the New Pearl Reimbursement Agreement (including, without limitation, pursuant to Section 7.18 of the Revolving Credit Agreement or Section 7.18 of the New Pearl Reimbursement Agreement); which rights, interests and property are not subject to security granted in favour of Grantee to secure the obligations of Grantor hereunder, the Grantor shall, or shall procure that, concurrently therewith EIC, the Grantor or such Subsidiary (as applicable) grants security in respect of the same rights, interests and property to Grantee to secure the obligations of Grantor hereunder. Such security shall be granted pursuant to security agreements, mortgages, deeds of trust or other documents, instruments and agreements which are in substantially the same form (mutatis mutandis) as the security agreements, mortgages, deeds of trust or other documents, instruments and agreements pursuant to which security is granted to secure the obligations under the Revolving Credit Agreement and/or the New Pearl Reimbursement Agreement, except such security may vary as to lien priority. Any collateral pledged to the Grantee in accordance with this Section 14.11 may be disposed of, and the lien thereon released, pursuant to provisions which are substantially the same as those set forth in Section 23(Termination)  of the New York law security agreement described in paragraph (d) of the definition of “Completion Documents” set out in the Sale and Purchase Agreement or clause 17 of the Security Agreement (as defined in the Sale and Purchase Agreement).

AS WITNESS WHEREOF this Agreement has been executed and delivered as a deed by the Parties on the day and year first above written.

EXECUTED and DELIVERED as a Deed for and on behalf of: ENDEAVOUR ENERGY UK LIMITED acting by Catherine Stubbs, a director of ENDEAVOUR ENERGY UK LIMITED	/s/ Catherine L. Stubbs (signature)
In the presence of: /s/ Shannon Miller Signature of Witness Shannon Miller Name of Witness 811 Main St., Ste. 2100, Houston, TX 77002 Address of Witness Executive Assistant Occupation of Witness

EXECUTED and DELIVERED as a deed by: SAND WAVES S.A. in accordance with the laws of the jurisdiction of its incorporation, in the presence of:	/s/ G.A van Huren /s/ S.P. Murray (signature)

/s/ Sebastien Gaddini

Signature of Witness

Sebastien Gaddini

Name of Witness

40, avenue Monterey L-2163 Luxembourg

Address of Witness

Principal Relationship Manager

Occupation of Witness

Schedule 1

Settlement Date	Target Dollar Amount ($)
31-Mar-14	1,571,354.17
30-Jun-14	1,428,940.97
30-Sep-14	1,414,722.22
31-Dec-14	1,393,958.33
31-Mar-15	1,361,458.33
30-Jun-15	1,346,788.19
30-Sep-15	7,998,333.33
31-Dec-15	12,811,458.33

Termination Amount:	$29,327,013.89

Schedule 1A

Settlement Date	Target Dollar Amount ($)
31-Mar-14	1,612,500.00
30-Jun-14	1,474,756.94
30-Sep-14	1,459,444.44
31-Dec-14	1,437,083.33
31-Mar-15	1,402,083.33
30-Jun-15	1,386,284.72
30-Sep-15	8,036,666.67
31-Dec-15	12,835,416.67

Termination Amount:	$29,644,236.11

Schedule 2

In accordance with Clause 4.16 of this Agreement, the parties to the Agreement intend for the Production Payment to be treated as a "contingent payment debt instrument" within the meaning of United States Treasury Regulations Section 1.1275-4 for U.S. federal income tax purposes.

The debt instrument reflected by the Production Payment will be issued with "original issue discount."  The issue price is $25,000,000, total amount of original issue discount is $4,327,014, the issue date is December 12, 2013, and the comparable yield on the issue date is 10.25312%, compounded quarterly.

Projected Payment Schedule
Date of Projected Payment	Noncontingent Payment	Contingent Payment

12/12/13		$ (25,000,000.00)
03/31/14	$ 0.00	1,571,354.17
06/30/14	$ 0.00	1,428,940.97
09/30/14	$ 0.00	1,414,722.22
12/31/14	$ 0.00	1,393,958.33
03/31/15	$ 0.00	1,361,458.33
06/30/15	$ 0.00	1,346,788.19
09/30/15	$ 0.00	7,998,333.33
12/31/15	$ 0.00	12,811,458.33

Schedule 2A

In accordance with Clause 4.16 of this Agreement, the parties to the Agreement intend for the Production Payment to be treated as a "contingent payment debt instrument" within the meaning of United States Treasury Regulations Section 1.1275-4 for U.S. federal income tax purposes.

The debt instrument reflected by the Production Payment will be issued with "original issue discount."  The issue price is $25,000,000, total amount of original issue discount is $4,644,236, the issue date is December 12, 2013, and the comparable yield on the issue date is 11.03104%, compounded quarterly.

Projected Payment Schedule
Date of Projected Payment	Noncontingent Payment	Contingent Payment

12/12/13		$ (25,000,000.00)
03/31/14	$ 0.00	1,612,500.00
06/30/14	$ 0.00	1,474,756.94
09/30/14	$ 0.00	1,459,444.44
12/31/14	$ 0.00	1,437,083.33
03/31/15	$ 0.00	1,402,083.33
06/30/15	$ 0.00	1,386,284.72
09/30/15	$ 0.00	8,036,666.67
12/31/15	$ 0.00	12,835,416.67